Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Announces Officer Promotions

ELKHART, IN – September 26, 2016 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that effective immediately, Jeffrey M. Rodino, Executive Vice President of Sales and Chief Operating Officer, will assume the newly created position of Executive Vice President of Sales and Chief Sales Officer. Kip B. Ellis, Vice President of Market Development, will assume the position of Executive Vice President of Operations and Chief Operating Officer.

“We continue to align our talent to maximize focus and capacity to position ourselves to most effectively serve our customer base,” said Todd Cleveland, Chief Executive Officer. “Jeff has a proven track record of executive leadership and accomplishment in our organization and will help drive our efforts to strategically grow our overall business model and expand our customer base and product line offerings. Kip, who also has a proven track record and background in executive leadership in the industry, will work side by side with Jeff to strategically align our focus on maximizing efficiencies, cross-selling opportunities, and operating performance.”

“Both Jeff and Kip’s new roles recognize the increasingly dynamic management needs of the Company and our efforts to continuously provide capacity for growth as we drive revenues in excess of $1.2 billion, including the acquisition of six additional companies thus far in fiscal 2016,” said Andy Nemeth, President. “We are highly confident in their abilities to continue to lead the Company into the future, and look forward to our ongoing partnership with Jeff, Kip, other key leaders, and the rest of the Patrick organization that has been instrumental in driving the execution of our strategic plan and our goal of continually increasing customer and shareholder value.”

Prior to assuming the position of Executive Vice President of Sales and Chief Sales Officer, Mr. Rodino, age 46, was Executive Vice President of Sales and Chief Operating Officer of the Company since March 2013, and Executive Vice President of Sales since December 2011. Prior to that, Mr. Rodino served as Vice President of Sales for the Midwest from August 2009 to December 2011 and was elected an Officer in May 2010. Mr. Rodino also served in a variety of top-level sales and marketing roles after joining Patrick in 2007 and held similar key sales positions during his tenure with Adorn from 2001 until May 2007, when Adorn was acquired by Patrick. Mr. Rodino has over 23 years of experience serving the recreational vehicle, manufactured housing and industrial markets.

Mr. Ellis, age 42, joined the Company in April 2016 as its Vice President of Market Development. Prior to his role at Patrick, Mr. Ellis served in several executive leadership, product development, and sales management positions at Atwood Mobile Products from 2007 to 2015, and most recently, the Dometic Group. Mr. Ellis has over 19 years of experience serving the recreational vehicle, manufactured housing and industrial markets.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 16 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com